Exhibit 3.1

SECOND RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

HILL-ROM HOLDINGS, INC.

ARTICLE I

IDENTIFICATION

The name of the corporation is Hill-Rom Holdings, Inc. (the “Corporation”). The Corporation was incorporated on August 7, 1969.

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Corporation is formed are the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, (the “Act”) as the same may, from time to time, be amended.

The Corporation, subject to any limitations or restrictions imposed by the Act, other law or these Second Restated and Amended Articles of Incorporation (the “Articles”), shall have all powers now or hereafter vested in corporations duly organized and existing under and pursuant to the Act including without limitation any and all powers necessary or convenient to carry out its business and affairs.

ARTICLE III

REGISTERED OFFICE AND REGISTERED AGENT

The name of the registered agent of the Corporation is CT Corporation System. The Signator represents that the registered agent has consented to such appointment.

ARTICLE IV

AUTHORIZED SHARES

The authorized capital stock of the Corporation consists of 1,000 shares of common stock, no par value.

ARTICLE V

DIRECTORS

The number of directors of the Corporation is fixed by the by-laws of the Corporation and may be increased or decreased in the manner specified therein.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS

The Board may indemnify any person who is or was a director, officer or employee of the Corporation against all liability and reasonable expense incurred by such person on account of or arising out of that person’s relationship to the Corporation, provided that such person is determined in the manner specified in Indiana Code Section 23-1-37-12 to have met the standards of conduct specified in Indiana Code Section 23-1-37-8. Upon demand for such indemnification, the Corporation shall proceed as provided in Indiana Code Section 23-1-37-12 to determine whether such person is eligible for indemnification. Nothing contained in this Article VI shall limit or preclude the exercise of any right relating to the indemnification of or advance of expenses to any director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any director, officer, employee or agent.

ARTICLE VII

AMENDMENTS

Section 7.1. By-Laws. In furtherance and not in limitation of the powers conferred by the Act, the Board is expressly authorized to make, alter or repeal the by-laws of the Corporation.

Section 7.2. Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in the manner now or hereafter prescribed herein and by the laws of the State of Indiana, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Second Restated and Amended Articles of Incorporation to be signed by the Assistant Secretary of the Corporation on this 13th day of December, 2021.

/s/ Matthew Rice
Name: Matthew Rice
Title: Assistant Secretary

[Signature Page to 2nd A&R Articles of Incorporation]